Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@email.whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@email.whirlpool.com

WHIRLPOOL CORPORATION REITERATES 2004 FULL-YEAR

EARNINGS GUIDANCE

BENTON HARBOR, Mich., Feb. 25, 2004—Whirlpool Corporation (NYSE:WHR) today reiterated its 2004 full-year earnings guidance of $6.20 to $6.35 per share. As previously disclosed, the earnings guidance includes the company’s planned and currently projected expenses for raw materials.

Whirlpool issued the announcement to address potential concerns in the financial markets over the recent reports of significant increases in U.S. steel prices and raw materials, and the earnings implications from these price increases for manufacturers relying on these materials.

As the leading U.S. manufacturer of major home appliances, Whirlpool executes a procurement strategy focused on extended supply commitments. This strategy, combined with Whirlpool’s proven efforts to improve total cost productivity, will allow the company to avoid any negative swings in the total manufacturing cost of its products.

The raw material expenses currently forecast for 2004, as well as the company’s planned productivity activities, are included in the Whirlpool’s previously announced full-year earnings guidance.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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